UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 6, 2008

NeoMagic Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	000-22009	77-0344424
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Jay Street, Santa Clara, California	95054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 988-7020

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 6, 2008, NeoMagic Corporation (the “Company”) received a notice from the Nasdaq Stock Market that the Company does not comply with the minimum shareholders’ equity, market value of listed securities or net income requirements for continued listing set forth in Marketplace Rule 4310(c)(3), and that its common stock is therefore, subject to delisting from The Nasdaq Capital Market. The Company is not seeking to challenge the Staff determination and delisting since it would be unable to comply with these requirements in the near term. As a result, the Company’s common stock will be delisted from The Nasdaq Capital Market and trading of its common stock will be suspended at the opening of business on October 15, 2008. A Form 25-NSE will be filed by the Staff with the Securities and Exchange Commission, which will remove the Company’s common stock from listing and registration on The Nasdaq Stock Market.

The Company expects to be eligible for quotation on the OTC Bulletin Board, a regulated quotation service that displays real-time quotes, last sale prices and volume information in over-the-counter securities. However, no assurance can be given that market makers currently making a market in the Company’s common stock will continue to make a market in the Company’s common stock or that the Company’s common stock will continue to be eligible for quotation on the OTC Bulletin Board. The Company intends to request that current market makers continue to make markets in the Company’s common stock on the OTC Bulletin Board and/or the Pink Sheets, as the case may be. The Company anticipates disclosing further trading venue information for its common stock once such information becomes available.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NeoMagic Corporation
(Registrant)

Date: October 10, 2008	/s/ Steven P. Berry
Steven P. Berry Chief Financial Officer

Exhibit No.	Description

99.1	Press Release dated October 10, 2008.*

* Furnished, not filed.